EXHIBIT 99.11

                           JOINT FILING AGREEMENT

        Each of the undersigned acknowledges and agrees that Amendment No. 1 to the Schedule 13D relating to the Common Stock, par value
   $.66 per share, of AMC Entertainment Inc. to which this Joint Filing Agreement is attached is filed on his, her or its behalf and that each of the undersigned is responsible for the timely filing of any amendments thereto and for the completeness and accuracy of the information concerning him, her or it contained therein.

                                      AMERICAN ASSOCIATED ENTERPRISES

   Dated:  November 12, 1997          By:  /s/ Edward D. Durwood
                                      Edward D. Durwood,
                                      Managing General Partner

   Dated:  November 15, 1997          /s/ Brian H. Durwood
                                      Brian H. Durwood

   Dated:  November 12, 1997          /s/ Edward D. Durwood
                                      Edward D. Durwood

   Dated:  November 13, 1997          /s/ Peter J. Durwood
                                      Peter J. Durwood

   Dated:  November 17, 1997          /s/ Thomas A. Durwood
                                      Thomas A. Durwood

   Dated:  November 30, 1997          /s/ Elissa D. Grodin
                                      Elissa D. Grodin

   Dated:  November 12, 1997          /s/ Carol D. Journagan
                                      Carol D. Journagan















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